Exhibit 99.1 Press Release dated January 5, 2010

Revett announces Silver Wheaton Corp. Subscription

Spokane Valley, Washington January 5, 2010; Revett Minerals Inc. (“Revett” or the “Company”) (“TSX:RVM/OTCBB:RVMIF) is pleased to announce that Silver Wheaton Corp. has subscribed for additional shares in Revett Minerals to bring its shareholdings back to 16.6% of issued and outstanding shares of Revett.

This transaction is in connection with the final exchange of 2,968,337 Revett Silver Class B common shares for Revett common shares on December 31, 2009. The Silver Wheaton subscription is for 3,613,899 common shares, and has been priced at the Volume Weighted Average Trading Price on the TSX for the five days ending December 30th, 2009 of Cdn$.0.325 per share for a total subscription price of Cdn$1,174,517.18. This pricing is in accordance with the participation rights agreement between Revett and Silver Wheaton. Closing is subject to TSX approval.

John Shanahan, President and CEO, commented “We are pleased to complete the final conversion of Revett Silver Class B shares to Revett common shares and welcome Silver Wheaton’s continuance as an important shareholder. We remain focused on further developing our operations at our Troy mine and moving forward with our world class silver/copper project at Rock Creek.”

About Revett

Revett Minerals, through its subsidiaries, owns and operates the currently producing Troy Mine and development-stage Rock Creek Project, both located in northwestern Montana, USA. The proven reserves at the Troy Mine and significant resources at the Rock Creek project will form the basis of our plan to become a solid mid-tier base and precious metals producer. Revett plans on expanding production through exploration in and around its current properties, as well as through targeted business combinations of advanced stage projects.

John Shanahan
President & CEO

For more information, please contact:

Doug Ward, VP Corporate Development or Monique Hayes, Corporate/Investor Communications at (509) 921-2294 or visit our website at www.revettminerals.com.

Except for the statements of historical fact contained herein, the information presented in this press release may contain “forward–looking statements” within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, or “does not expect”, “is expected”, “is not expected”, “budget”, “schedule”, “estimates”, “forecasts”, “intends”, “anticipates”, “or does not anticipate” or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will ”, “occur” or “be achieved”. Actual results and developments could be affected by development risks and production risks, our challenging working capital position and our inability to continue to fund operations, as well as those factors discussed in the section entitled “Risk Factors” in the Form 10-K filed on SEDAR at www.sedar.com and with the SEC on EDGAR. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Minerals does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.